================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                         ------------------------------

                                   FORM 8-K

                                CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15 (d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): January 8, 1998

                              SERVICE EXPERTS, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

    Delaware                      001-13037                    62-1639453
----------------              ----------------             -----------------
(State or Other               (Commission File             (I.R.S. Employer
 Jurisdiction of              Number)                      Identification
 Incorporation)                                            Number)

                               111 Westwood Place
                                    Suite 420
                           Brentwood, Tennessee 37027
                --------------------------------------------------
               (Address of principal executive offices) (Zip Code)

                                 (615) 371-9990
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

                                 Not Applicable
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)


================================================================================

ITEM 5.  OTHER EVENTS.

     Service Experts, Inc., a Delaware corporation (the "Company"), operates residential heating, ventilating and air conditioning ("HVAC") service and replacement equipment businesses. In May 1997 and September 1997, the Company completed business combinations (the "Business Combinations") with C. Iapaluccio Company, Inc., Hawk Heating & Air Conditioning, Inc., TML, Inc. and MT Partnership, Parrott Mechanical, Inc., including real property operations used by the company ("Parrott Mechanical et al.") and McAlister Heat & Air, Inc. (collectively, the "1997 Pooled Companies") through the exchange of 92,553, 34,426, 240,526, 171,230 and 32,786 shares, respectively, of the Company's Common Stock, $.01 par value per share (the "Common Stock").

     For accounting purposes, the Business Combinations have been treated as poolings of interests. Accordingly, the accompanying selected consolidated financial data, management's discussion and analysis of financial condition and results of operations and consolidated financial statements give retroactive effect to the Business Combinations and include the combined operations of the Company and the 1997 Pooled Companies for all periods presented. In addition, the historical financial information related to Parrott Mechanical et al. for the year ended September 30, 1996 (which prior to the business combination was reported on a fiscal year ending September 30) has been recast to conform to the Company's annual reporting period ending December 31, 1996.

     In order to comply with the disclosure requirements of the Securities and Exchange Commission (the "Commission") regarding the financial statements of businesses acquired or to be acquired, the Company is filing this Current Report containing the following audited financial statements of Parrott Mechanical et al. Pro forma financial statements giving effect to the acquisition of Parrott Mechanical et al. have previously been filed with the Commission by the Company on Form 8-K.

     Set forth below is an index of the information presented in this Current
Report:

     (a) Selected Consolidated Financial Data. See Page 2.

     (b) Management's Discussion and Analysis of Financial Condition and Results of Operations. See Pages 3 through 6.

     (c) Ratio of Earnings to Fixed charges. See Page 7.

     (d) Consolidated Financial Statements of Service Experts, Inc. See Pages F-1 through F-21.

     (e) Financial Statements of Parrott Mechanical et al. See Pages F-22 through F-32.

                             SERVICE EXPERTS, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents selected consolidated financial data of the Company. The Company was incorporated on March 27, 1996. On August 21, 1996 and simultaneously with the closing of the Company's initial public offering of its Common Stock (the "IPO"), the Company acquired 12 HVAC companies and Contractor Success Group, Inc. (collectively, the "Predecessor Companies") in exchange for shares of Common Stock and cash (the "Combination"). The acquisitions of the Predecessor Companies have been accounted for using the historical cost basis of the Predecessor Companies in accordance with Commission Staff Accounting Bulletin No. 48 ("SAB 48"). In accordance with the provisions of the Commission's Staff Accounting Bulletin No. 97 ("SAB 97"), the historical financial statements of the Company for periods prior to August 21, 1996 are the combined financial statements of AC Service & Installation Co., Inc. and Donelson Air Conditioning Company, Inc. (collectively, the "Acquiring Company"). In addition, the historical financial statements of the Company for all periods presented include the financial statements of the Pooled Companies (as defined below), which were acquired effective December 1996, May 1997 and September 1997 in business combinations accounted for as poolings of interests, and the operations of all other companies acquired by the Company (collectively, the "Acquired Companies") are included from their respective effective dates of acquisition. The Pooled Companies are Custom Air Conditioning, Inc., Freschi Air Systems, Inc., C. Iapaluccio Company, Inc., Parrott Mechanical et al., TML, Inc. and MT Partnership, Hawk Heating & Air Conditioning, Inc. and McAlister Heat & Air, Inc. The following should be read with the historical consolidated financial statements and notes thereto appearing elsewhere herein.

     The selected consolidated financial data for the fiscal years ended December 31, 1994, 1995 and 1996 have been derived from the financial statements of the Acquiring Company and the Pooled Companies. The selected financial data of the Company for the fiscal years ended December 31, 1992 and 1993 have been derived from unaudited financial statements not included herein. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the consolidated financial position and consolidated results of operations for the periods presented.

                                                         YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------------
                                            1992       1993       1994       1995       1996
                                           -------    -------    -------    -------    -------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue..............................  $29,430    $35,151    $47,545    $49,748    $74,913
Cost of goods sold.......................   21,159     26,934     36,369     38,227     52,628
                                           -------    -------    -------    -------    -------
Gross margin.............................    8,271      8,217     11,176     11,521     22,285
Selling, general and administrative
  expenses...............................    7,424      7,716      9,240     11,185     17,384
                                           -------    -------    -------    -------    -------
Income from operations...................      847        501      1,936        336      4,901
Other income (expense)...................      101        (59)      (199)      (359)       (26)
                                           -------    -------    -------    -------    -------
Income (loss) before tax.................      948        442      1,737        (23)     4,875
Provision for income tax expense.........      149         46        251        146      1,136
                                           -------    -------    -------    -------    -------
Net income (loss)........................  $   799    $   396    $ 1,486    $  (169)   $ 3,739
                                           =======    =======    =======    =======    =======
Net income (loss) per share..............  $   .37    $   .19    $   .70    $  (.08)   $   .74
Weighted average shares outstanding......    2,132      2,132      2,132      2,132      5,022
Ratio of earnings to fixed charges.......     8.41x      2.69x      5.92x     (1)         7.03x

                                                              DECEMBER 31,
                                           ---------------------------------------------------
                                            1992       1993       1994       1995       1996
                                           -------    -------    -------    -------    -------
                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital..........................  $ 2,579    $ 2,025    $ 1,460    $   395    $12,878
Total assets.............................    8,351     10,778     13,522     16,833     80,170
Total debt...............................    2,724      3,715      3,603      7,614      6,083
Stockholders' equity.....................    3,183      3,177      3,886      3,321     55,319

---------------
(1) Earnings are inadequate to cover fixed charges for the year ended December 31, 1995. The coverage deficiency was $23,000.

                             SERVICE EXPERTS, INC.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the information contained in the Company's Consolidated Financial Statements, including the Notes thereto.

OVERVIEW

     Simultaneous with the IPO in August 1996, the Company acquired the Predecessor Companies in the Combination. Prior to the Combination, the Company had no operations. The consideration paid by the Company for the Predecessor Companies was approximately $77.5 million, consisting of 4.5 million shares of Common Stock and $18.7 million in cash. No intangible assets were recorded as a result of the Combination due to the accounting treatment in accordance with SAB
48. On a pro forma basis, these companies, together with the Pooled Companies, generated revenue in 1996 of approximately $105.1 million and contributed operating income of approximately $9.8 million.

     Since the IPO, the Company has acquired 49 Service Centers. The consideration paid by the Company for the Acquired Companies was approximately $141.8 million, consisting of approximately 5.0 million shares of Common Stock, warrants to purchase 200,000 shares of Common Stock and approximately $43.8 million in cash. Seven of the transactions were accounted for using the pooling of interests method of accounting, and the remainder were accounted for using the purchase method. Of the purchase price, approximately $94.1 million was allocated to intangible assets which are to be amortized over a 40-year period.

FINANCIAL STATEMENT PRESENTATION

     Since the IPO, the financial presentation of the Company has changed. The Combination was accounted for using the historical cost basis of the Predecessor Companies in accordance with SAB 48. On July 31, 1996, SAB 97 was adopted to replace SAB 48 for certain combination transactions. In accordance with the provisions of SAB 97, the presentation of financial information for the Company reflects the Acquiring Company as the acquiror of the other Predecessor Companies. Prior financial statements of the combined Predecessor Companies are not included in the Company's historical financial presentation. The operation of the Predecessor Companies and other acquired companies (except for those companies acquired under the pooling of interests method) have been included in the Company's financial statements from their respective effective dates of acquisition.

     The Acquired Companies historically have been managed as independent private companies and, as such, their results of operations reflect different tax structures which have influenced, among other things, their historical levels of owner's compensation. Owners and certain key employees of the Acquired Companies have agreed to certain reductions in their compensation in connection with the acquisitions.

COMPONENTS OF INCOME

     Net revenue of the Acquired Companies has been derived primarily from the following sources (i) the installation of central air conditioners, furnaces and heat pumps primarily in existing homes and (ii) the service and maintenance of central air conditioners, furnaces and heat pumps primarily in existing homes. Net revenue and associated income from operations are subject to seasonal fluctuations resulting from increased demand for the Company's services during warmer weather in the summer months and during colder weather in winter months, particularly in the beginning of each season. Cost of goods sold primarily consists of purchased materials such as replacement air conditioning units and heat pumps and the labor associated with both installations and repair orders. The main components of selling, general and administrative expenses include administrative salaries, insurance expense and promotion and advertising expenses.

RESULTS OF OPERATIONS

     Because of the significant effect of the Combination, the acquisitions of the Acquired Companies and the anticipated effect of pending acquisitions on the Company's results of operations, the Company's historical results of operations and period-to-period comparisons will not be indicative of future results and may not be meaningful. The Company plans to continue acquiring Service Centers in the future. The integration of acquired Service Centers and the addition of management personnel to support existing and future acquisitions may positively or negatively affect the Company's results of operations during the period immediately following acquisition.

     The following table sets forth certain selected financial data as a percentage of net revenue for the periods indicated:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1994     1995     1996
                                                              -----    -----    -----
Net revenue.................................................  100.0%   100.0%   100.0%
Cost of goods sold..........................................   76.5     76.8     70.3
                                                              -----    -----    -----
Gross margin................................................   23.5     23.2     29.7
Selling, general and administrative expenses................   19.4     22.5     23.2
                                                              -----    -----    -----
Income from operations......................................    4.1      0.7      6.5
                                                              =====    =====    =====

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Net Revenue. Net revenue increased $25.2 million, or 50.6%, from $49.7 million for the year ended December 31, 1995 to $74.9 million for the year ended December 31, 1996. This increase is primarily attributable to the acquisitions completed during 1996.

     Cost of Goods Sold. Cost of goods sold increased $14.4 million, or 37.7%, from $38.2 million for the year ended December 31, 1995 to $52.6 million for the year ended December 31, 1996. As a percentage of net revenue, cost of goods sold decreased from 76.3% for the year ended December 31, 1995 to 70.3% for the year ended December 31, 1996. The decrease as a percentage of net revenue was primarily attributable to an emphasis on more profitable products, improved employee training and volume purchasing discounts.

     Gross Margin. Gross margin increased $10.8 million, or 93.4%, from $11.5 million for the year ended December 31, 1995 to $22.3 million for the year ended December 31, 1996. As a percentage of net revenue, gross margin increased from 23.2% for the year ended December 31, 1995 to 29.7% for the year ended December 31, 1996. The increase in gross margin as a percentage of net revenue is attributable to the inclusion of Acquired Companies that operated at a higher margin.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $6.2 million, or 55.4%, from $11.2 million for the year ended December 31, 1995 to $17.4 million for the year ended December 31, 1996. This increase is attributable to the inclusion of the Acquired Companies and an increase in management personnel since the IPO. As a percentage of net revenue, general and administrative expenses increased from 22.5% for the year ended December 31, 1995 to 23.2% for the year ended December 31, 1996.

     Income from Operations. Income from operations increased $4.6 million, or 1,358.6%, from $0.3 million for the year ended December 31, 1995 to $4.9 million for the year ended December 31, 1996. Income from operations as a percentage of net revenue increased from 0.7% in the 1995 period to 6.5% in the 1996 period.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Net Revenue. Net revenue increased $2.2 million, or 4.6%, from $47.5 million in 1994 to $49.7 million in 1995. The increase in net revenue was primarily attributable to promotion of service contracts and increased advertising.

     Cost of Goods Sold. Cost of goods sold increased $1.9 million, or 5.1%, from $36.4 million in 1994 to $38.2 million in 1995. As a percentage of net revenue, cost of goods sold increased from 76.5% in 1994 to 76.8% in 1995. The increase as a percentage of net revenue was primarily attributable to an increased volume of less profitable products.

     Gross Margin. Gross margin increased $0.3 million, or 3.1%, from $11.2 million for the year ended December 31, 1994 to $11.5 million for the year ended December 31, 1995. As a percentage of net revenue, gross margin decreased from 23.5% for the year ended December 31, 1994 to 23.2% for the year ended December 31, 1995. The decrease as a percentage of net revenue was primarily attributable to an increased volume of less profitable products.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.9 million, or 21.0%, from $9.2 million in 1994 to $11.2 million in 1995. As a percentage of net revenue, selling, general and administrative expenses increased from 19.4% in 1994 to 22.5% in 1995. The increase as a percentage of net revenue was primarily attributable to increased labor costs added to support recent growth.

     Income from Operations. Income from operations decreased $1.6 million, or 82.6%, from $1.9 million in 1994 to $0.3 million in 1995. As a percentage of net revenue, income from operations decreased from 4.1% in 1994 to 0.7% in 1995.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's principal capital needs arise from the acquisition of new HVAC businesses and the costs associated with such expansion. Cash used in investing activities was primarily attributable to the acquisition of HVAC businesses.

     The Company's ability to acquire new HVAC businesses will depend on a number of factors, including the ability of management of the Company to identify favorable target businesses and to negotiate favorable acquisition terms, the availability of adequate financing and other factors, many of which are beyond the control of the Company. In addition, there can be no assurance that the Company will be successful in identifying and acquiring Service Centers, that the Company can integrate such new Service Centers into the Company's operations or that the Company's new Service Centers will generate sales revenue or profit margins consistent with those of the Company's existing Service Centers.

     On August 21, 1996, the Company completed the IPO at $13.00 per share. The proceeds to the Company, net of expenses and underwriting discounts and commissions, were approximately $28.1 million. Of the net proceeds, $18.7 million was used to pay the cash portion of the consideration for the Predecessor Companies, including $1.2 million which was used to repay certain indebtedness arising from the Combination. The Company used the remaining proceeds for working capital and capital expenditures, including the acquisition of additional HVAC replacement and service businesses.

     On March 18, 1997, the Company completed a secondary offering of 1,850,000 shares of its Common Stock at $22.00 per share. The proceeds to the Company, net of expenses and underwriters' discounts and commissions, were approximately $37.7 million. The Company used the proceeds for planned capital expenditures, acquisitions and general corporate purposes.

     The Company has a $50 million unsecured revolving credit facility with a banking syndication available through September 3, 1999 (the "Credit Facility"). Borrowings under the Credit Facility bear interest at either (i) the higher of
(x) the agent's base lending rate and (y) the federal funds rate plus one-half of one percent per annum or (ii) a variable rate equal to the 30-day LIBOR, as such rate changes from time to time, plus a variable margin of from 75 to 150 basis points depending on the Company's funded debt to EBIA ratio determined on a quarterly basis, at the election of the Company. Certain of the Company's subsidiaries have guaranteed the repayment of indebtedness under the Credit Facility. The Credit Facility contains covenants with respect to the maintenance of certain financial ratios and specified net worth and limiting the incurrence of additional indebtedness, the sale of substantial assets, consolidations or mergers by the Company and the payments of dividends.

     The Company currently has on file with the Commission a shelf Registration Statement on Form S-4 (Registration No. 333-12319) (the "Shelf Registration Statement") covering securities with a collective aggregate offering price of $50.0 million for use in the acquisition of HVAC businesses. Under the Shelf Registration Statement, the Company may issue shares of Common Stock, warrants to purchase Common Stock and debt securities in connection with acquisitions.

     Management believes that the Company's existing cash balances, cash generated from operations and additional borrowings will be sufficient to fund the Company's operating needs, planned capital expenditures and debt service requirements for the next 12 months. Management continually evaluates potential strategic acquisitions as part of the Company's growth strategy. To date, such acquisitions have been predominantly funded by issuing shares of Common Stock, although future acquisitions could be effected using greater amounts of cash. Although the Company believes that its financial resources will enable it to consider potential acquisitions, should the Company's actual results of operations fall short of, or its rate of expansion significantly exceed, its plans, or should its costs or capital expenditures exceed expectations, the Company may need to seek additional financing in the future. In negotiating such financing, there can be no assurance that the Company will be able to raise additional capital on terms satisfactory to the Company. Failure to obtain additional financing on reasonable terms could have a negative effect on the Company's plans to acquire additional HVAC businesses.

     This discussion contains certain forward-looking statements, including those relating to the acquisition of additional HVAC service and replacement businesses, each of which is accompanied by specific, cautionary language that could cause different results than expected by the Company.

Newly Issued Accounting Standards

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128, "Earnings per Share" ("Statement 128"), which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. Management does not believe this change will have a material effect on primary earnings per share as previously reported. Statement 128 is not expected to have a material effect on the calculation of fully diluted earnings per share.

     In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income" ("Statement 130"). Statement 130 establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. Statement 130 is effective for interim and annual periods beginning after December 15, 1997. Comprehensive income encompasses all changes in stockholders' equity (except those arising from transactions with owners) and includes net income, net unrealized capital gains or losses on available for sale securities and foreign currency translation adjustments. Management of the Company does not expect the adoption of Statement 130 to have a material impact on the Company's financial statements because there are currently no items of comprehensive income that are not reported in its Consolidated Statement of Operations.

     In June 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement 131"). Statement 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires these enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Statement 131 is effective for periods beginning after December 15, 1997. Management of the Company is currently reviewing the impact of Statement 131.

                     RATIO OF EARNINGS TO FIXED CHARGES(1)

     The Company's Shelf Registration Statement currently on file with the Commission contains a ratio of earnings to fixed charges for prior periods. Set forth below is the ratio of earnings to fixed charges for the Company for the periods indicated reflecting the acquisition of the Pooled Companies:

                                                      YEAR ENDED DECEMBER 31,
                                               -------------------------------------
                                               1992    1993    1994    1995    1996
                                               ----    ----    ----    ----    -----
Ratio of earnings to fixed charges...........  8.41x   2.69x   5.92x   (2)      7.03x

---------------

(1) Because the Company has no shares of preferred stock outstanding, the ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges for each period listed above.

(2) Earnings are inadequate to cover fixed charges for the year ended December 31, 1995. The coverage deficiency was $23,000.

                         REPORT OF INDEPENDENT AUDITORS

The Stockholders
Service Experts, Inc.

     We have audited the accompanying consolidated balance sheets of Service Experts, Inc. (formerly AC Service & Installation Co., Inc. and Donelson Air Conditioning Company, Inc. -- see Note 1) as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Service Experts, Inc. (formerly AC Service & Installation Co., Inc. and Donelson Air Conditioning Company, Inc. -- see Note 1) at December 31, 1995 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                           /s/ Ernst & Young LLP

Nashville, Tennessee
December 9, 1997

                             SERVICE EXPERTS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                DECEMBER 31,
                                                              -----------------
                                                               1995      1996
                                                              -------   -------
                                                               (IN THOUSANDS)
                                    ASSETS
Current assets:
  Cash and cash equivalents.................................  $   882   $10,806
  Accounts Receivable:
     Trade, net of allowance for doubtful accounts of
      $302,000 in 1995 and $773,000 in 1996.................    5,924    13,405
     Related party..........................................      298       130
     Employee...............................................       84       114
     Other..................................................       69       208
                                                              -------   -------
                                                                6,375    13,857
  Inventories...............................................    1,470     5,245
  Costs and estimated earnings in excess of billings........      254       525
  Prepaid expenses and other current assets.................      384       785
  Current portion of notes receivable -- related parties....       --        14
  Current portion of notes receivable -- other..............        8       294
  Deferred income taxes.....................................       17     1,918
                                                              -------   -------
          Total current assets..............................    9,390    33,444
Property, buildings and equipment:
  Land......................................................      789     1,198
  Buildings.................................................    2,224     1,649
  Furniture and fixtures....................................    1,187     1,737
  Machinery and equipment...................................    2,303     3,290
  Vehicles..................................................    3,429     7,078
  Leasehold improvements....................................      801     1,277
                                                              -------   -------
                                                               10,733    16,229
Less accumulated depreciation and amortization..............   (3,938)   (4,976)
                                                              -------   -------
                                                                6,795    11,253
Notes receivable -- related parties, net of current
  portion...................................................       --       352
Notes receivable -- other, net of current portion...........      182       679
Investment in affiliate.....................................       --       674
Goodwill....................................................        6    33,038
Other assets................................................      460       730
                                                              -------   -------
          Total assets......................................  $16,833   $80,170
                                                              =======   =======

                            See accompanying notes.

                             SERVICE EXPERTS, INC.

                                                                DECEMBER 31,
                                                              -----------------
                                                               1995      1996
                                                              -------   -------
                                                               (IN THOUSANDS,
                                                                EXCEPT SHARE
                                                                    DATA)
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit and short-term debt........................  $ 2,500   $ 1,477
  Trade accounts payable and accrued liabilities............    3,355     7,696
  Cash consideration payable................................       --     1,495
  Accrued compensation......................................    1,033     1,933
  Accrued warranties........................................      281     1,076
  Income taxes payable......................................      132     1,724
  Deferred revenue..........................................      594     3,685
  Billings in excess of costs and estimated earnings........      458       798
  Current portion related party notes.......................       31        24
  Current portion of long-term debt and capital lease
     obligations............................................      611       658
                                                              -------   -------
          Total current liabilities.........................    8,995    20,566
Related party notes, net of current portion.................      686         9
Long-term debt and capital lease obligations, net of current
  portion...................................................    3,786     3,915
Deferred income taxes.......................................       45       361
Commitments (Note 11).......................................
Stockholders' equity:
  Common stock $.01 par value; 30,000,000 shares authorized;
     2,132,433 and 11,621,847 shares issued and outstanding
     at December 31, 1995 and 1996, respectively............       21       116
  Preferred stock, $.01 par value; 10,000,000 shares
     authorized, no shares issued and outstanding...........       --        --
  Additional paid-in capital................................    1,384    50,459
  Retained earnings.........................................    1,916     4,759
  Equity notes receivable...................................       --       (15)
                                                              -------   -------
          Total stockholders' equity........................    3,321    55,319
                                                              -------   -------
          Total liabilities and stockholders' equity........  $16,833   $80,170
                                                              =======   =======

                            See accompanying notes.

                             SERVICE EXPERTS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 YEAR ENDED DECEMBER 31,
                                                            ---------------------------------
                                                             1994         1995         1996
                                                            -------      -------      -------
                                                             (IN THOUSANDS, EXCEPT PER SHARE
                                                                          DATA)
Net revenues..............................................  $47,545      $49,748      $74,913
Cost of goods sold........................................   36,369       38,227       52,628
                                                            -------      -------      -------
Gross margin..............................................   11,176       11,521       22,285
Selling, general and administrative expenses..............    9,240       11,185       17,384
                                                            -------      -------      -------
Income from operations....................................    1,936          336        4,901
Other income (expense):
  Interest expense........................................     (276)        (610)        (613)
  Interest income.........................................       35           66          361
  Other income............................................       42          185          226
                                                            -------      -------      -------
                                                               (199)        (359)         (26)
                                                            -------      -------      -------
Income (loss) before federal and state income taxes.......    1,737          (23)       4,875
Provision (benefit) for income taxes:
  Current.................................................      301          102        2,677
  Deferred................................................      (50)          44       (1,541)
                                                            -------      -------      -------
                                                                251          146        1,136
                                                            -------      -------      -------
  Net income (loss).......................................  $ 1,486      $  (169)     $ 3,739
                                                            =======      =======      =======
Net income (loss) per common share........................  $   .70      $  (.08)     $   .74
                                                            =======      =======      =======
Weighted average shares...................................    2,132        2,132        5,022
                                                            =======      =======      =======

                            See accompanying notes.

                             SERVICE EXPERTS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                  COMMON STOCK     ADDITIONAL                 EQUITY
                                                 ---------------    PAID-IN     RETAINED      NOTES
                                                 SHARES   AMOUNT    CAPITAL     EARNINGS    RECEIVABLE    TOTAL
                                                 ------   ------   ----------   ---------   ----------   --------
                                                                    (IN THOUSANDS)
Balance at January 1, 1994.....................   2,133    $ 21     $   885      $ 2,271       $ --      $  3,177
  Capital distributions........................      --      --          --       (1,088)        --        (1,088)
  Capital contributions........................      --      --         311           --         --           311
  Net income...................................      --      --          --        1,486         --         1,486
                                                 ------    ----     -------      -------       ----      --------
Balance at December 31, 1994...................   2,133      21       1,196        2,669         --         3,886
  Capital distributions........................      --      --          --         (584)        --          (584)
  Capital contributions........................      --      --         188           --         --           188
  Net loss.....................................      --      --          --         (169)        --          (169)
                                                 ------    ----     -------      -------       ----      --------
Balance at December 31, 1995...................   2,133      21       1,384        1,916         --         3,321
  Change in retained earnings due to conversion
    of Pooled Company to calendar year-end.....      --      --          --           (4)        --            (4)
  Issuance of stock at initial public
    offering...................................   2,588      26      28,087           --         --        28,113
    Predecessor Companies (see Note 3)
    Issuance of stock..........................   4,832      48       6,462           --        (15)        6,495
    Cash distributions.........................      --      --     (18,699)          --         --       (18,699)
  Issuance of stock for Acquired Companies (see
    Note 4)....................................   2,069      21      32,475           --         --        32,496
  Capital distributions........................      --      --          --         (892)        --          (892)
  Capital contributions........................      --      --         750           --         --           750
  Net income...................................      --      --          --        3,739         --         3,739
                                                 ------    ----     -------      -------       ----      --------
Balance at December 31, 1996...................  11,622    $116     $50,459      $ 4,759       $(15)     $ 55,319
                                                 ======    ====     =======      =======       ====      ========

                            See accompanying notes.

                             SERVICE EXPERTS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                               1994       1995        1996
                                                              ------     ------     --------
                                                                      (IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss)...........................................  $1,486     $ (169)    $  3,739
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization.............................     835      1,158        1,258
  Equity in affiliate earnings..............................      --         --          (30)
  (Benefit) provision for deferred income taxes.............     (50)        44       (1,541)
  Loss (gain) on asset disposals............................       8        (51)         (44)
  Provision for loss on accounts receivable.................     145        171          290
  Changes in operating assets and liabilities:
    Receivables.............................................    (604)      (632)      (1,031)
    Inventories.............................................    (290)      (200)        (365)
    Prepaid expenses and other current assets...............       1          3         (318)
    Trade accounts payable and accrued liabilities..........   1,240        143       (1,594)
    Accrued compensation....................................     269         32         (713)
    Accrued warranties......................................      56         59          150
    Deferred revenue........................................     225         56          435
    Income taxes payable....................................     517       (207)         287
    Costs and estimated earnings in excess of billings and
     billings in excess of costs and estimated earnings.....     115       (436)          37
                                                              ------     ------     --------
        Net cash flow provided by (used in) operating
        activities..........................................   3,653        (29)         560
INVESTING ACTIVITIES
Advances on notes receivable................................      --         --         (250)
Purchase of property, buildings, and equipment..............  (2,500)    (2,472)      (1,033)
Proceeds from sale of property, buildings, and equipment....       9         93          273
Cash acquired through acquisitions..........................      --         --        3,961
Payment of cash for acquired companies......................      --        (25)     (18,699)
Increase in other assets....................................     (95)       (90)        (304)
                                                              ------     ------     --------
        Net cash used in investing activities...............  (2,586)    (2,494)     (16,052)
FINANCING ACTIVITIES
(Decrease) increase in short-term debt......................    (841)     2,350       (1,341)
Proceeds from notes payable to shareholders and related
  parties...................................................       7         --           59
Payments on notes payable to shareholders and related
  parties...................................................      --         (9)        (900)
Issuance of stock, net of issuance costs....................      --         --       28,113
Proceeds of long-term debt and capital leases...............   1,432      1,426        2,424
Payments of long-term debt and capital leases...............    (595)      (681)      (2,270)
Cash contributions received.................................     311        163          320
Distributions paid..........................................  (1,089)      (583)        (892)
                                                              ------     ------     --------
Net cash (used in) provided by financing activities.........    (775)     2,666       25,513
                                                              ------     ------     --------
Increase in cash and cash equivalents.......................     292        143       10,021
Cash and cash equivalents at beginning of period............     447        739          882
Change in cash and cash equivalents due to conversion of
  Pooled Company to calendar year-end.......................      --         --          (97)
                                                              ------     ------     --------
Cash and cash equivalents at end of period..................  $  739     $  882     $ 10,806
                                                              ======     ======     ========
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid...............................................  $  288     $  562     $    613
                                                              ======     ======     ========
Income tax paid.............................................  $   76     $   99     $  1,907
                                                              ======     ======     ========
Fair value of land contributed by stockholders..............  $   --     $   --     $    430
                                                              ======     ======     ========
ACQUISITION OF COMPANIES:
  Fair value of assets acquired.............................  $   --     $  971     $ 42,333
  Cash paid.................................................      --         23        1,478
  Common stock issued.......................................      --         --       34,068
  Other capital contribution................................      --         25           --
                                                              ------     ------     --------
  Liabilities assumed.......................................  $   --     $  923     $  6,787
                                                              ======     ======     ========
DISPOSAL OF PLUMBING DIVISION:
  Fair value of assets disposed.............................  $   --     $  200     $     --
  Note receivable received..................................      --        195           --
                                                              ------     ------     --------
  Cash received.............................................  $   --     $    5     $     --
                                                              ======     ======     ========
DISTRIBUTION OF ASSETS TO STOCKHOLDERS
Book value of assets distributed............................  $   --     $   --     $  1,324
                                                              ======     ======     ========
Long-term debt assumed by stockholders......................  $   --     $   --     $    488
                                                              ======     ======     ========
Notes payable to stockholders retired.......................  $   --     $   --     $    343
                                                              ======     ======     ========

                            See accompanying notes.

                             SERVICE EXPERTS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REPORTING ENTITY

     Service Experts, Inc. (the "Company") was incorporated on March 27, 1996. As a result of the adoption of Securities and Exchange Commission Staff Accounting Bulletin No. 97 ("SAB 97") on July 31, 1996, the historical financial statements of the Company for periods prior to August 21, 1996 are the combined financial statements of AC Service & Installation Co., Inc. and Donelson Air Conditioning Company, Inc. (collectively, the "Acquiring Company") and seven subsequent acquisitions accounted for as poolings of interests (see Note 2). AC Service & Installation Co., Inc. and Donelson Air Conditioning Company, Inc. were under common control prior to August 21, 1996. On August 21, 1996 and simultaneous with the closing of its initial public offering, the Company acquired in separate transactions, 12 heating, ventilating and air conditioning ("HVAC") replacement and service businesses and Contractor Success Group, Inc. (collectively, the "Predecessor Companies") in exchange for shares of the Company's Common Stock and cash (the "Combination"). The Acquiring Company was treated as the acquiror entity in this transaction in accordance with SAB 97. The operations of the acquired companies have been included in the Company's financial statements from the date of acquisition. The above-mentioned acquisitions have been accounted for using the historical cost basis of the acquired companies in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 48 ("SAB 48"). The Company operates in one industry segment and is primarily engaged in the replacement and servicing of HVAC units for residential and commercial customers. The Company has Service Centers located in cities across the United States.

PRINCIPALS OF CONSOLIDATION

     The consolidated financial statements of Service Experts, Inc. include the accounts of the Company and its subsidiaries. All intercompany transactions have been eliminated in consolidation. Investments in affiliates less than 50 percent owned are generally recorded on the equity method.

RECOGNITION OF REVENUE

     Revenues on all of the Company's heating and air conditioning installation contracts for commercial buildings are recognized on the percentage of completion method in the ratio that total incurred costs bear to total estimated costs. Revenues on all of the Company's residential heating and air conditioning installation, service and maintenance jobs are recognized upon completion of the services which is usually within one to two days.

     Earnings and estimated costs on contracts are reviewed throughout the terms of the contracts, and any required adjustments are reflected in the periods in which they first become known. When estimates indicate a probable loss on a contract, the full amount thereof is accrued in the period in which it is first determined. Most contracts are completed within six to 18 months.

     Trade accounts receivable includes billings and billed retainage on contracts. Also included in trade accounts receivable are unbilled retainage amounts of $152,000 and $718,000 at December 31, 1995 and 1996, respectively. The Company classifies these amounts as current assets because all balances are expected to be collected in the current year. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, and their dispersions across many different industries and geographies.

     The asset, "costs and estimated earnings in excess of billings," represents revenue recognized in excess of amounts billed on in-progress contracts. The liability, "billings in excess of costs and estimated earnings," represents billings in excess of revenue recognized on in-progress contracts.

                             SERVICE EXPERTS, INC.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  Cash and Cash Equivalents

     The carrying amounts reported in the balance sheets for cash and cash equivalents approximate fair value.

  Accounts Receivable, Notes Receivable, Accounts Payable and Accrued
Liabilities

     The carrying amounts reported in the balance sheets for accounts receivable, notes receivable, accounts payable and accrued liabilities approximate fair value. Accounts receivable and notes receivable are usually unsecured.

  Long-Term Debt and Related Party Notes Payable

     Based upon the borrowing rates currently available to the Company, the carrying amounts reported in the balance sheets for long-term debt and related party notes payable approximate fair value.

CONCENTRATIONS OF CREDIT RISK

     At times, cash balances in the Company's accounts may exceed FDIC insurance limits.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

     During the years ended December 31, 1994, 1995 and 1996 amounts charged to bad debts expense and accounts written off, net of recoveries, were as follows:

                                             BALANCE AT    CHARGED TO   CHARGED TO                BALANCE AT
                                            BEGINNING OF   COSTS AND      OTHER                     END OF
                PERIOD ENDING                  PERIOD       EXPENSES     ACCOUNTS    DEDUCTIONS     PERIOD
                -------------               ------------   ----------   ----------   ----------   ----------
                                                                     (IN THOUSANDS)
    December 31, 1994.....................      113           241           --           95(1)       259
    December 31, 1995.....................      259           213           --          170(1)       302
    December 31, 1996.....................      302           391          390(2)       310(1)       773

---------------

     (1) Uncollectible accounts written off, net of recoveries.
     (2) Allowance for bad debts of acquired companies.

INVENTORIES

     Inventories are stated at cost, which is not in excess of market. Cost is determined principally by the first-in, first-out (FIFO) method for all inventories.

                             SERVICE EXPERTS, INC.

PROPERTY, BUILDING AND EQUIPMENT

     Property, building and equipment are stated on the basis of cost. Depreciation and amortization are provided on the straight-line and declining-balance methods over the following useful lives:

                                                              YEARS
                                                              -----
Buildings...................................................   31.5
Furniture and fixtures......................................   5-10
Machinery and equipment.....................................   5-10
Vehicles....................................................   5-10
Leasehold improvements......................................   7-30

     Depreciation expense totaled $780,000, $1,067,000 and $1,145,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of" requires that companies consider whether indicators of impairment of long-lived assets held for use are present. If such indicators are present, companies determine whether the sum of the estimated undiscounted future cash flows attributable to such assets is less than their carrying amount, and if so, companies recognize an impairment loss based on the excess of the carrying amount of the assets over their fair value. Accordingly, management periodically evaluates the ongoing value of property, buildings and equipment and has determined that there were no indications of impairment as of December 31, 1996.

DEFERRED REVENUE

     The Company pre-sells maintenance contracts in the form of extended service agreements ("ESA"). ESA revenue is recorded as deferred revenue and recognized as income when service is performed.

WARRANTIES

     The Company provides the retail customer with a warranty ranging from one to ten years on parts and labor from the date of installation of the HVAC unit. This warranty generally runs concurrent with the manufacturer's warranty on parts and for the first year on labor. The Company provides an accrual for future warranty costs based upon the relationship of prior years' sales to actual warranty costs. It is the Company's practice to classify the entire warranty accrual as a current liability.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INCOME TAXES

     Donelson Air Conditioning Company, Inc., TML, Inc. and Hawk Heating & Air Conditioning, Inc. (see Note 2) used the liability method of accounting for federal and state income taxes as provided by SFAS No. 109, "Accounting for Income Taxes." Under the liability method, the deferred tax liability or asset is based on temporary differences between the financial statement and income tax bases of assets and liabilities, measured at tax rates that will be in effect when the differences reverse.

     The former stockholders and partners of AC Service & Installation Co., Inc., Custom Air Conditioning, Inc., Freschi Air Systems, Inc., C. Iapaluccio Company, Inc., Parrott Mechanical, Inc., including real property operations used by the company ("Parrott Mechanical et al."), MT Partnership and McAlister Heat & Air, Inc.

                             SERVICE EXPERTS, INC.

(see Note 2) elected under either Subchapter S or Subchapter K of the Internal Revenue Code, to include such company's income in their own income for federal income tax purposes. Accordingly, these companies are not subject to federal income taxes. This election is not available for Tennessee and Connecticut state income tax reporting; accordingly, AC Service & Installation Co., Inc. and C. Iapaluccio Company, Inc. used the liability method of accounting for Tennessee and Connecticut state income taxes.

ADVERTISING COSTS

     The Company expenses advertising costs as incurred. During 1994, 1995 and 1996, the Company expensed $671,000, $916,000, and $1,782,000, respectively.

GOODWILL

     Goodwill consists of the excess of purchase price over the fair value of acquired tangible and identifiable intangible assets. Excess cost over the fair value of net assets acquired (or goodwill) is amortized on a straight-line basis over 40 years. The carrying value of goodwill is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the goodwill will be reduced by the estimated shortfall of cash flow. Accumulated amortization of goodwill was $1,000 and $88,000 at December 31, 1995 and 1996, respectively.

INTANGIBLE ASSETS

     Included in other assets are covenants not to compete and prepaid loan fees. Covenants not to compete are amortized on the straight line basis over the term of the respective agreements. Prepaid loan fees are amortized on a straight line basis over the term of the respective note payable. Amortization expense totalled $55,000, $91,000 and $100,000, for the years ended December 31, 1994, 1995 and 1996, respectively.

INCOME PER COMMON SHARE

     Income per common share is based on the weighted average number of shares of Common Stock outstanding and Common Stock equivalents consisting of dilutive stock options and warrants. Fully diluted earnings per share for 1994, 1995 and 1996 are not materially different from primary earnings per share and, therefore, are not presented.

NEWLY ISSUED ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128, "Earnings per Share" ("Statement 128"), which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. Management does not believe that this change will have a material effect on primary earnings per share as previously reported. Statement 128 is not expected to have a material effect on the calculation of fully diluted earnings per share.

     In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income" ("Statement 130"). Statement 130 establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. Statement 130 is effective for interim and annual periods beginning after December 15, 1997. Comprehensive income encompasses all changes in stockholders' equity (except those arising from transactions from owners) and includes net income, net unrealized capital gains or losses on available for sale securities and foreign currency translation adjustments. Management of the Company does not expect the adoption of Statement 130 to have a material impact on the Company's financial statements.

                             SERVICE EXPERTS, INC.

     In June 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement 131"). Statement 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires these enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Statement 131 is effective for periods beginning after December 15, 1997. Management of the Company is currently reviewing the impact of Statement 131.

RECLASSIFICATIONS

     Certain reclassifications have been made in the Company's 1994 and 1995 financial statements to conform to the 1996 presentation. These reclassifications had no effect on the results of operations previously reported.

2. BUSINESS COMBINATIONS

     In December 1996, the Company completed business combinations with Custom Air Conditioning, Inc. ("Custom") and Freschi Air Systems, Inc. ("Freschi") through the exchange of 230,049 and 177,765 shares of the Company's Common Stock, respectively. The Company completed a business combination with C. Iapaluccio Company, Inc. ("Iapaluccio") through the exchange of 171,230 shares of the Company's Common Stock in May 1997. The Company also completed business combinations with Parrott Mechanical et al., TML, Inc. and MT Partnership (collectively, "TML"), Hawk Heating & Air Conditioning, Inc. ("Hawk") and McAlister Heat & Air, Inc. ("McAlister") through the exchange of 171,230, 240,526, 34,426 and 32,786 shares, respectively, of the Company's Common Stock.

                             SERVICE EXPERTS, INC.

     These seven business combinations have been accounted for as poolings of interests and, accordingly, the consolidated financial statements for the periods presented have been restated to include the accounts of these pooled companies. The following is a summary of results of operations of the separate entities for periods prior to the business combinations.

                                                                            ELEVEN
                                                       YEAR ENDED           MONTHS
                                                      DECEMBER 31,          ENDED          YEAR ENDED
                                                   ------------------    NOVEMBER 30,     DECEMBER 31,
                                                    1994       1995          1996             1996
                                                   -------    -------   --------------   --------------
                                                     (IN THOUSANDS)      (UNAUDITED)     (IN THOUSANDS)
                                                                        (IN THOUSANDS)
Net Revenues
  Service Experts................................  $14,299    $16,453      $29,167          $46,856
  Custom.........................................    4,638      5,169        5,068              N/A
  Freschi........................................    3,256      3,254        4,116              N/A
  Iapaluccio.....................................    1,488      1,756          N/A            2,591
  Parrott........................................   13,830     12,383          N/A           14,607
  TML............................................    7,439      8,182          N/A            8,064
  Hawk...........................................    1,100      1,041          N/A            1,206
  McAlister......................................    1,495      1,510          N/A            1,589
                                                   -------    -------      -------          -------
  Combined.......................................  $47,545    $49,748      $38,351          $74,913
                                                   =======    =======      =======          =======
Net Income (loss)
  Service Experts................................  $   179    $   629      $ 1,751          $ 3,110
  Custom.........................................      245        173          213              N/A
  Freschi........................................      (41)       (94)         406              N/A
  Iapaluccio.....................................       71         27          N/A               84
  Parrott........................................      603     (1,371)         N/A              360
  TML............................................      367        380          N/A               38
  Hawk...........................................       32         19          N/A               26
  McAlister......................................       30         68          N/A              121
                                                   -------    -------      -------          -------
  Combined.......................................  $ 1,486    $  (169)     $ 2,370          $ 3,739
                                                   =======    =======      =======          =======

3. RECAPITALIZATION AND INITIAL PUBLIC OFFERING

     On August 21, 1996, the Company completed an initial public offering ("IPO") of 2,587,500 shares of Common Stock at $13.00 per share. Simultaneously with the closing of the IPO, the Company issued 3,369,538 shares of Common Stock and distributed $18,699,000 in cash (exclusive of 1,153,098 shares issued and $5,027,947 cash distributed to the former stockholders of the Acquiring Company) in exchange for the stock of the Predecessor Companies. The exchange is being accounted for utilizing the historical cost basis in accordance with SAB 48 with the stock being valued at the historical cost of the net assets exchanged. Cash consideration given in these acquisitions is treated for accounting purposes as a dividend from the Company.

4. ACQUISITIONS

     On November 18, 1996, the Company filed a Registration Statement on Form S-4 (the "Shelf Registration Statement") covering securities with a collective aggregate offering price of $50.0 million for use in acquisitions, including the acquisition of 23 unrelated HVAC replacement and service businesses. Of the 23 companies to be acquired, the Company had completed the acquisition of 15 of these companies on or before December 31, 1996. Two of these acquisitions completed on or before December 31, 1996 were accounted for as poolings of interests as discussed in Note 2. In connection with the 13 acquisitions accounted for using the purchase method of accounting, the Company issued approximately 2,069,000 shares at a fair market value of approximately $34,068,000, excluding stock issuance costs of approximately $1,572,000, and cash of approximately

                             SERVICE EXPERTS, INC.

$1,499,000. The Company established an escrow account equal to 10% of the purchase price for each acquisition subject to final closing adjustments. The purchase price was allocated to the acquired assets based on the fair values of those assets as determined by the Company as set forth below (in thousands):

Current Assets..............................................  $ 7,032
Property, Buildings and Equipment...........................    2,593
Other Assets................................................      392
Goodwill....................................................   32,337
Liabilities Assumed.........................................   (6,787)
                                                              -------
               Purchase Price...............................  $35,567
                                                              =======

OTHER INFORMATION REGARDING ACQUISITIONS

     All of the foregoing acquisitions were accounted for using the purchase method of accounting except as indicated in Note 2. The allocation of the purchase price associated with the acquisitions has been determined by the Company based upon available information and is subject to further refinement. The operating results of the acquired companies have been included in the accompanying consolidated statements of operations from the respective dates of acquisition. The following unaudited pro forma results of operations give effect to the operations of the entities acquired as if the respective transactions had occurred as of the first day of the fiscal year immediately preceding the year of the transactions. The pro forma results of operations do not purport to represent what the Company's results of operations would have been had such transactions in fact occurred at the beginning of the years presented or to project the Company's results of operations in any future period.

                                                         YEAR ENDED DECEMBER 31,
                                                         ------------------------
                                                            1995          1996
                                                         ----------    ----------
                                                          (IN THOUSANDS, EXCEPT
                                                             PER SHARE DATA)
Net revenues...........................................    $136,928      $148,137
Net income.............................................       4,360         6,682
Income per common share................................    $    .38      $    .57

     Subsequent to December 31, 1996, the Company completed the acquisition of 36 Service Centers by issuing approximately 2,470,000 shares of stock, warrants to purchase 200,000 shares of Common Stock and paying cash consideration of approximately $98,346,000. The following unaudited pro forma results of operations give effect to the operations of the entities acquired during 1996 and subsequent to December 31, 1996 as if the respective transactions had occurred as of the first day of the fiscal year immediately preceding the year of the transactions. The pro forma results of operations do not purport to represent what the Company's results of operations would have been had such transactions in fact occurred at the beginning of the years presented or to project the Company's results of operations in any future period.

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                          1995          1996
                                                       ----------    ----------
                                                        (IN THOUSANDS, EXCEPT
                                                           PER SHARE DATA)
Net revenues.........................................   $ 232,299     $ 254,530
Net income...........................................       7,289        12,215
Income per common share..............................   $     .58     $     .81

                             SERVICE EXPERTS, INC.

5. CONTRACTS IN PROCESS

     Information relative to contracts in process is as follows (in thousands):

                                                               DECEMBER 31,
                                                             ----------------
                                                              1995      1996
                                                             ------    ------
Contracts on the percentage-of-completion method:
  Expenditures on uncompleted contacts.....................  $3,444    $6,944
  Estimated earnings.......................................   1,122     2,348
                                                             ------    ------
                                                              4,566     9,292
Less applicable billings...................................  (4,770)   (9,565)
                                                             ------    ------
                                                             $ (204)   $ (273)
                                                             ======    ======
Included in the accompanying balance sheets under the
  following captions:
  Costs and estimated earnings in excess of billings on
     uncompleted contracts.................................  $  254    $  525
  Billings in excess of costs and estimated earnings on
     uncompleted contracts.................................    (458)     (798)
                                                             ------    ------
                                                             $ (204)   $ (273)
                                                             ======    ======

     Progress billings on contracts bear a relation to costs incurred, but are not indicative of the ultimate profit or loss on a contract.

6. NOTES RECEIVABLE

     Notes receivable are accepted from members of Contractor Success Group, Inc. who desire to finance a portion of their initial membership fee. The original principal balance generally does not exceed $15,000 and the notes typically involve a three-year term, accrue interest at 18% and are payable in equal monthly installments of principal and interest. The notes are periodically reviewed for collectibility and reserves are established at the time it appears that collectibility is uncertain.

     Also included in notes receivable is a note receivable with a balance of $180,508 at December 31, 1996 (190,585 in 1995) which bears interest at 9.0% and is due in monthly installments with all unpaid principle due and payable as a balloon payment on July 1, 2009.

                             SERVICE EXPERTS, INC.

7. LEASES

     Total rental expense for all operating leases was $231,000, $254,000 and $574,000 for 1994, 1995 and 1996, respectively. The Company leases office and warehouse space from various stockholders of the Company. These lease agreements expire at various dates through 2000. Related party rental expense for 1994, 1995 and 1996 was $208,000, $215,000, and $362,000, respectively. The Company leases certain vehicles and office and warehouse facilities under terms of noncancelable operating lease agreements which expire at various dates through 2006. Minimum rental commitments at December 31, 1996 under operating leases having an initial noncancelable term of one year or more are as follows (in thousands):

                                            CAPITAL   OPERATING   RELATED
                                            LEASES     LEASES      PARTY    TOTAL
                                            -------   ---------   -------   ------
1997......................................   $ 60      $  422     $1,526    $2,008
1998......................................     55         308      1,520     1,883
1999......................................     47         239      1,470     1,756
2000......................................     23         151      1,472     1,646
2001......................................     --         105      1,154     1,259
Thereafter................................     --          --      1,171     1,171
                                             ----      ------     ------    ------
                                              185      $1,225     $8,313    $9,723
                                                       ======     ======    ======
Amounts representing interest.............     27
                                             ----
Present value of net minimum
  rentals (including $48 classified as
  current)................................   $156
                                             ====

     The carrying value of assets under capital leases, which are included with owned assets in the accompanying balance sheets is $154,000.

     Amortization of the assets under capital leases is included in depreciation expense.

8. LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):

                                                               DECEMBER 31,
                                                             ----------------
                                                              1995      1996
                                                             ------    ------
Line of credit and short-term debt.........................  $2,500    $1,477
Mortgage notes payable.....................................   1,757     1,167
Installment and equipment notes............................     610       207
Other......................................................   2,071     3,076
                                                             ------    ------
                                                              6,938     5,927
Less current portion.......................................   3,135     2,111
                                                             ------    ------
                                                             $3,803    $3,816
                                                             ======    ======

     The Company had a $2,500,000 line of credit agreement with a financial institution during 1995. In 1996 the line of credit was reduced to $1,500,000. The line of credit bears interest at a variable rate of the lender's prime rate of interest plus 1.75% (9.875% at December 31, 1996). The line of credit is secured by the Company's accounts receivable and inventory. The Company is required to apply all cash collections on accounts receivable to pay principal amounts outstanding. Amounts outstanding at December 31, 1995 and 1996 were $2,500,000 and $1,477,000, respectively.

     On September 10, 1996, the Company entered into a Revolving Line of Credit agreement with a Nashville, Tennessee bank for up to $10,000,000 to be used for working capital purposes and acquisitions. On the same

                             SERVICE EXPERTS, INC.

date, the Company also entered into a Discretionary Line of Credit agreement with a Nashville, Tennessee bank for up to $10,000,000 to be used for acquisitions or such other purposes as may be approved by the bank. Any principal amounts outstanding on these lines of credit are due on September 10, 1998. On December 31, 1996, there were no amounts outstanding under the above lines of credit.

     Interest on any outstanding portion of the lines of credit is the LIBOR rate plus applicable rate margin ranging from 125 basis points per annum to 250 basis points per annum (8.5% at December 31, 1996) dependent upon the funded debt to EBITDA ratio. The Company pays an annual fee of 0.25% of the unused portion of the available borrowings. Subsequent to December 31, 1996, the Company renegotiated the above lines of credit (see note 15).

     As long as any indebtedness is outstanding, these lines of credit require, among other things, that the Company maintain various financial ratios at specified levels including minimum levels for stockholders' equity. These lines of credit also limit consolidations and mergers, and incurrence of indebtedness or liens and prohibit dividends and distributions. At December 31, 1996, the Company was in compliance with all covenants.

     The Company had a mortgage note payable to Free Will Baptist, Inc. that was secured by the Company's office building and related land. The loan required monthly installments of $8,400, including fixed principal and imputed interest (6.1% at December 31, 1995). The mortgage was transferred to the former shareholders of AC Service & Installation Co., Inc. and Donelson Air Conditioning Company, Inc. on June 30, 1996 (see Note 13). The Company also has various mortgage notes payable to various lenders which are secured by real estate. These loans require monthly installments of $633 to $4,000, including principal and interest at various fixed rates ranging from 7.8% to 9.4% and one variable interest loan at the lender's prime rate of interest plus 2.0% (10.5% at September 30, 1996) and are due through November 2010.

     The Company has various installment and equipment loans to various lenders which are secured by vehicles and equipment. These loans bear interest at various fixed rates ranging from 4.8% to 13.0% per annum with maturity dates through 2014.

     As of December 31, 1996, the aggregate amounts of annual principal maturities of long-term debt are as follows (in thousands):

1997........................................................  $2,111
1998........................................................     556
1999........................................................     550
2000........................................................     509
2001........................................................     357
Thereafter..................................................   1,844
                                                              ------
                                                              $5,927
                                                              ======

                             SERVICE EXPERTS, INC.

9. STOCK PLANS

INCENTIVE STOCK OPTION PLAN

     The Company has reserved 700,000 shares of Common Stock under an incentive stock option plan. A summary of the status of the plan follows:

                                                   YEAR ENDED        WEIGHTED
                                                  DECEMBER 31,       AVERAGE
                                                      1996        EXERCISE PRICE
                                                 --------------   --------------
Granted........................................          517,811      $16.92
Exercised......................................               --          --
Canceled.......................................               --          --
                                                 ---------------      ------
Outstanding at end of year.....................          517,811      $16.92
                                                 ===============      ======
Option price range per share at end of year....  $13.00 - $17.25      $16.92
                                                 ===============      ======
Options exercisable at end of year.............               --
                                                 ===============

     Stock options are exercisable over a period determined by the Board of Directors, but no longer than ten years after the date of the grant. At December 31, 1996, options to purchase 182,189 shares were available for grant.

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996, respectively; risk-free interest rates of 5.97% to 6.34%; dividends yields of 0.0%; volatility factors of the expected market price of the Company's Common Stock of .55 and .25; and a weighted-average expected life of the options of three years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                             SERVICE EXPERTS, INC.

     For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except for earnings per share information):

                                                                1996
                                                              --------
Net income..................................................  $  3,739
Pro forma compensation expense from stock options, net of
  taxes.....................................................      (121)
                                                              --------
Pro forma net income........................................  $  3,618
                                                              ========
Pro forma earnings per common and common equivalent share...  $    .72
                                                              ========

     Under Statement 123, disclosure of exercise prices is required for the year ended December 31, 1996 only. The weighted-average fair value of options granted during 1996 was $4.27. The weighted-average remaining contractual life of those options is 9.7 years.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     The Company has a Non-Employee Director Stock Option Plan that provides for a maximum issuance of 100,000 shares of Common Stock for grant to non-management members of the Board of Directors.

     Options to purchase a total of 15,000 shares of Common Stock with an exercise price of $13.00 per share were outstanding at December 31, 1996. Each option is exercisable in full upon receipt and shall expire ten years after the grant date.

EMPLOYEE STOCK PURCHASE PLAN

     The Company has an Employee Stock Purchase Plan (the "Purchase Plan") under which the sale of 100,000 shares of Common Stock has been authorized. Employees may designate up to 10% of their base compensation, at a price equal to 85% of the lessor of the fair market value of the Common Stock on January 1 or December
31. Employees are eligible to participate in the Purchase Plan if they are employed by the Company or a participating subsidiary for at least 20 hours a week and more than five months in any calendar year and have been employed for at least six months since their date of hire. At December 31, 1996, no shares had been issued under this plan.

WARRANTS

     In connection with the Company's IPO, Equitable Securities Corporation received warrants to purchase 82,391 shares of the Company's Common Stock at an exercise price of $13.00 per share. The warrants are exercisable for a period of five years.

10. EMPLOYEE BENEFIT PLANS

     The Company has defined-contribution employee benefit plans incorporating provisions of section 401(k) of the Internal Revenue Code and the Davis-Bacon Act. Generally, employees of the Company must have one year of service and work 500 hours during the plan year to be eligible. Under the plans' provisions, a plan member may make contributions, on a tax-deferred basis, from 1% to 20% of total compensation not to exceed the maximum established annually by the Internal Revenue Service. Under the plans matching contributions are made by the Company in amounts ranging from 1% to 50% of total contributions by a plan member, to a maximum of between 2% and 6% of the employee's total calendar year compensation. The Company's matching contributions totaled $236,000, $358,000 and $309,000 as of December 31, 1994, 1995 and 1996, respectively.

                             SERVICE EXPERTS, INC.

11. COMMITMENTS AND CONTINGENT LIABILITIES

     The Company is a party to a number of legal proceedings arising in the ordinary course of its business. In the opinion of management, the resolution of these proceedings will not have a material adverse effect on the financial position or results of operations of the Company.

     The Company maintains general liability insurance coverage and an umbrella policy to ensure itself against any liabilities occurring in the normal course of business. The Company believes that its insurance coverage is adequate.

12. INCOME TAXES

     Income tax expense consists of the following:

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                              1994     1995      1996
                                                              -----    -----    -------
                                                                   (IN THOUSANDS)
Current:
  Federal...................................................   $233     $ 56     $2,214
  State.....................................................     68       46        463
Deferred....................................................    (50)      44     (1,541)
                                                               ----     ----     ------
                                                               $251     $146     $1,136
                                                               ====     ====     ======

     Significant components of the deferred tax assets and liabilities are as follows:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1995      1996
                                                              ------    ------
                                                               (IN THOUSANDS)
Deferred tax liabilities:
  Contract billings.........................................  $   42    $  168
  Accounts receivable.......................................      29        33
  Inventory.................................................      25         9
  Depreciation and amortization.............................      19       378
  Other-net.................................................      --        71
                                                              ------    ------
Deferred tax liabilities....................................     115       659
Deferred tax assets:
  Depreciation and amortization.............................       2        --
  Accounts receivable.......................................      25       268
  Warranty reserves.........................................      36       355
  Deferred revenue..........................................       2     1,045
  Accrued expenses..........................................       3       369
  Accounts payable..........................................      12        19
  Prepaid expenses..........................................       7        11
  Carryforwards, net........................................      --        44
  Other-net.................................................      --       105
                                                              ------    ------
Total gross deferred tax assets.............................      87     2,216
                                                              ------    ------
Net deferred tax (liabilities) assets.......................  $  (28)   $1,557
                                                              ======    ======

                             SERVICE EXPERTS, INC.

     Management has evaluated the need for a valuation allowance for all or a portion of the deferred tax assets and believes that the deferred tax assets will be more likely than not realized. Accordingly, no valuation allowance has been recognized.

                                                           DECEMBER 31,
                                                     ------------------------
                                                     1994     1995      1996
                                                     ----    ------    ------
                                                          (IN THOUSANDS)
Tax provision at statutory rate....................  $591    $   (4)   $1,661
State income tax less applicable federal tax
  benefit..........................................    43        58       146
Less benefit of graduated tax rates and adjustments
  to eliminate S corporation.......................  (383)       92      (475)
Less benefit recognized upon termination of
  Subchapter S election for AC Service &
  Installation Co., Inc............................                      (236)
Other-net..........................................    --        --        40
                                                     ----    ------    ------
                                                     $251    $  146    $1,136
                                                     ====    ======    ======

PRO FORMA INCOME TAX INFORMATION (UNAUDITED)

     As discussed previously, AC Service & Installation Co., Inc., Custom, Freschi, Iapaluccio, Parrott Mechanical et al., MT Partnership and McAlister operated under either Subchapter S or Subchapter K of the Internal Revenue Code and were not subject to corporate federal income tax. The Subchapter S and Subchapter K elections were terminated upon acquisition by the Company. As a result, these companies are subject to corporate income taxes subsequent to the termination of S corporation and partnership status. AC Service & Installation Co., Inc., Custom, Freschi, Iapaluccio, Parrott Mechanical et al., MT Partnership and McAlister had net operating income (loss) for income tax purposes of $994,000, $(417,000) and $2,317,000 for 1994, 1995 and 1996,
respectively. Had AC Service & Installation Co., Inc., Custom, Freschi, Iapaluccio, Parrott Mechanical et al., MT Partnership and McAlister filed federal and state income tax returns as C corporations for 1994, 1995 and 1996, income tax expense (benefit) under the provisions of Financial Accounting Standard No. 109 would have been $442,000, $(188,000) and $533,000, respectively.

     At the date of termination of S corporation and partnership status, AC Service & Installation Co., Inc., Custom, Freschi, Iapaluccio, Parrott Mechanical et al., MT Partnership and McAlister were required to provide deferred taxes for cumulative temporary differences between financial reporting and tax reporting basis of assets and liabilities. Such deferred taxes were based on the cumulative temporary differences at the date of termination of S corporation and partnership status.

     The termination of S corporation status occurred on August 21, 1996 for AC Service & Installation Co., Inc., and a deferred tax asset of $236,000 was recorded. The effect of recognizing the deferred tax asset was included in the provision for income taxes.

13. RELATED PARTY TRANSACTIONS

  Notes Receivable from Related Parties

     The Company has one outstanding note receivable of $366,000 from a stockholder of the Company as of December 31, 1996. The note is payable in 180 monthly installments of $3,905 and bears annual interest of 9.0%.

  Other Related Party Transactions

     On June 30, 1996, the Company distributed land, buildings, accounts receivable and other assets with a net book value of $1,096,000 in satisfaction of mortgage notes payable of $488,000, shareholder notes payable of

                             SERVICE EXPERTS, INC.

$343,000, and accrued compensation of $365,000 to the former shareholders of AC Service & Installation Co., Inc. and Donelson Air Conditioning Company, Inc.

  Notes Payable to Related Parties

     At December 31, 1995, the Company had notes payable to related parties, including current and former shareholders, which bear interest ranging from 0.0% to 12.5% and were due through 2009. These notes were repaid during 1996.

14. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Quarterly financial information for the year ended December 31, 1996 is summarized below:

                                                              QUARTER
                                              ----------------------------------------
                                                1ST        2ND        3RD        4TH
                                              -------    -------    -------    -------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues................................  $11,269     14,676     20,916     28,052
Income before income taxes..................      224        322      1,899      2,430
Net income..................................      235        432      1,628      1,444
Income per common share.....................  $   .11        .20        .29        .14

15. SUBSEQUENT EVENTS

     Subsequent to December 31, 1996, the Company has acquired 67 HVAC businesses in exchange for an aggregate of approximately 2,470,000 shares of Common Stock, warrants to purchase 200,000 shares of Common Stock and approximately $98,346,000 cash.

     On March 18, 1997, the Company completed a secondary offering of 1,850,000 shares of its Common Stock at $22.00 per share. The proceeds to the Company, net of expenses and underwriters' discounts and commissions, were approximately $37.7 million. The Company used the proceeds for planned capital expenditures, acquisitions and general corporate purposes.

     In connection with various acquisitions, the Company paid off substantially all notes payable outstanding of wholly-owned subsidiaries.

     In September 1997, the Company renegotiated its lines of credit. The Company has a $50 million unsecured revolving credit facility with a banking syndication available through September 3, 1999 (the "Credit Facility"). Borrowings under the Credit Facility bear interest at either (i) the higher of
(x) the agent's base lending rate and (y) the federal funds rate plus one-half of one percent per annum or (ii) a variable rate equal to the 30-day LIBOR, as such rate changes from time to time, plus a variable margin of from 75 to 150 basis points depending on the Company's funded debt to EBIA ratio determined on a quarterly basis, at the election of the Company. Certain of the Company's subsidiaries have guaranteed the repayment of indebtedness under the Credit Facility. The Credit Facility contains covenants with respect to the maintenance of certain financial ratios and specified net worth and limiting the incurrence of additional indebtedness, the sale of substantial assets, consolidations or mergers by the Company and the payments of dividends.

                         REPORT OF INDEPENDENT AUDITORS

The Stockholders
Parrott Mechanical, Inc. et al.

     We have audited the accompanying combined balance sheet of Parrott Mechanical, Inc. et al., a subchapter S Corporation, (see Note 1) as of September 30, 1996, and the related combined statements of income, stockholders' equity and cash flows for the year ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Parrott Mechanical, Inc. et al. at September 30, 1996, and the combined results of their operations and their cash flows for the year ended September 30, 1996, in conformity with generally accepted accounting principles.

Nashville, Tennessee
November 14, 1997

                        PARROTT MECHANICAL, INC. ET AL.
                                  (SEE NOTE 1)

                            COMBINED BALANCE SHEETS

                                                              SEPTEMBER 30,    JUNE 30,
                                                                  1996           1997
                                                              -------------   -----------
                                                                              (UNAUDITED)
                                         ASSETS
Current assets:
  Cash......................................................   $    99,663    $    64,140
  Receivables:
     Trade, net of allowance for doubtful accounts of
      $122,000 at September 30, 1996 and June 30, 1997......     2,899,634      3,242,532
     Employee...............................................         7,035          8,874
                                                               -----------    -----------
                                                                 2,906,669      3,251,406
Inventories.................................................       953,117        846,121
Costs and estimated earnings in excess of billings..........       629,827        171,983
Notes receivable -- current portion.........................         7,905          9,047
Prepaid expenses and other current assets...................        38,031         52,322
                                                               -----------    -----------
          Total current assets..............................     4,635,212      4,395,019
Property, buildings and equipment:
  Land......................................................     1,069,861      1,069,861
  Buildings.................................................     1,888,425      1,908,525
  Furniture and fixtures....................................       433,675        452,481
  Machinery and equipment...................................     1,083,783      1,099,622
  Vehicles..................................................       910,891        923,826
                                                               -----------    -----------
                                                                 5,386,635      5,454,315
  Less accumulated depreciation and amortization............    (1,113,383)    (1,443,344)
                                                               -----------    -----------
                                                                 4,273,252      4,010,971
Intangible assets, net of accumulated amortization of
  $100,018 and $135,719 at September 30, 1996 and June 30,
  1997, respectively........................................       290,731        240,279
Notes receivable -- long term...............................       174,526        199,723
                                                               -----------    -----------
          Total assets......................................   $ 9,373,721    $ 8,845,992
                                                               ===========    ===========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit payable....................................   $ 1,462,594    $ 1,161,123
  Trade accounts payable and accrued liabilities............     2,095,104      1,632,991
  Accrued compensation......................................       192,423         86,145
  Accrued taxes, other than income..........................       144,658         64,265
  Accrued warranties........................................        40,108         52,408
  Deferred revenue..........................................        82,567        120,156
  Billings in excess of costs and estimated earnings........       454,092        573,146
  Liability to Company's benefit plans......................        34,346         53,008
  Current portion of long-term debt.........................       450,001        447,423
                                                               -----------    -----------
          Total current liabilities.........................     4,915,893      4,150,665
Long-term debt, net of current..............................     3,812,036      3,790,196
Commitments and contingencies (Note 7)
Stockholders' equity........................................       605,792        865,131
                                                               -----------    -----------
          Total liabilities and stockholders' equity........   $ 9,373,721    $ 8,845,992
                                                               ===========    ===========

                            See accompanying notes.

                        PARROTT MECHANICAL, INC. ET AL.
                                  (SEE NOTE 1)

                         COMBINED STATEMENTS OF INCOME

                                                               YEAR ENDED      NINE MONTHS
                                                              SEPTEMBER 30,   ENDED JUNE 30,
                                                                  1996             1997
                                                              -------------   --------------
                                                                               (UNAUDITED)
Net revenues................................................   $13,439,106     $13,020,029
Cost of goods sold..........................................    10,906,378      10,327,188
                                                               -----------     -----------
Gross margin................................................     2,532,728       2,692,841
Selling, general and administrative expenses................     1,873,149       1,878,223
                                                               -----------     -----------
Income from operations......................................       659,579         814,618
Other income (expense):
  Interest expense..........................................      (470,991)       (402,882)
  Interest income...........................................        16,921          12,476
  Other income..............................................        33,356          24,378
                                                               -----------     -----------
                                                                  (420,714)       (366,028)
                                                               -----------     -----------
Net income..................................................   $   238,865     $   448,590
                                                               ===========     ===========

                            See accompanying notes.

                        PARROTT MECHANICAL, INC. ET AL.
                                  (SEE NOTE 1)

              COMBINED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                TOTAL
                                                              ---------
Balance at October 1, 1995..................................  $(242,474)
  Capital contributions.....................................    725,106
  Distributions.............................................   (115,705)
  Net income................................................    238,865
                                                              ---------
Balance at September 30, 1996...............................    605,792
  Distributions (unaudited).................................   (189,251)
  Net income (unaudited)....................................    448,590
                                                              ---------
Balance at June 30, 1997 (unaudited)........................  $ 865,131
                                                              =========

                            See accompanying notes.

                        PARROTT MECHANICAL, INC. ET AL.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED      NINE MONTHS
                                                              SEPTEMBER 30,   ENDED JUNE 30,
                                                                  1996             1997
                                                              -------------   --------------
                                                                               (UNAUDITED)
OPERATING ACTIVITIES
Net income..................................................   $   238,865      $  448,590
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................       514,516         401,765
  Provision for loss on accounts receivable.................       127,535           9,590
  (Loss) gain on asset disposals............................       (10,462)          3,310
  Changes in operating assets and liabilities:
     Accounts and notes receivable..........................    (1,091,314)       (380,666)
     Inventories............................................      (221,118)        106,996
     Prepaid expenses and other current assets..............        51,454         (14,291)
     Trade accounts payable and accrued liabilities.........       536,731        (462,163)
     Accrued compensation...................................        47,353         (87,616)
     Accrued taxes, other than income.......................       103,662         (80,393)
     Accrued warranties.....................................         2,836          12,300
     Deferred revenue.......................................        18,487          37,589
     Costs and estimated earnings in excess of billings and
      billings in excess of costs and estimated earnings....      (234,245)        576,948
                                                               -----------      ----------
Net cash flow provided by operating activities..............        84,300         571,959
INVESTING ACTIVITIES
Purchase of property, buildings and equipment...............       (67,229)        (83,492)
Proceeds from sale of property, buildings and equipment.....        39,400           3,690
Change in intangible assets.................................       (49,749)        (12,540)
                                                               -----------      ----------
Net cash used in investing activities.......................       (77,578)        (92,342)
FINANCING ACTIVITIES
Change in line of credit payable............................    (1,037,406)       (301,471)
Distribution to stockholders................................      (115,705)       (189,251)
Capital contributions.......................................       295,106              --
Payments on long-term debt..................................    (1,446,853)        (24,418)
Proceeds from long-term debt................................     2,275,000              --
                                                               -----------      ----------
Net cash used in financing activities.......................       (29,858)       (515,140)
Decrease in cash............................................       (23,136)        (35,523)
Cash at beginning of period.................................       122,799          99,663
                                                               -----------      ----------
Cash at end of period.......................................   $    99,663      $   64,140
                                                               ===========      ==========
CASH FLOW INFORMATION
Interest paid...............................................   $   495,590      $  406,028
                                                               ===========      ==========
Fair value of land contributed by stockholders..............   $   430,000      $       --
                                                               ===========      ==========
EXCHANGE OF BAD DEBT FOR LAND
Accounts receivable forgiven................................   $    21,081      $       --
Liabilities assumed.........................................        52,828              --
                                                               -----------      ----------
Fair value of land received.................................   $    73,909      $       --
                                                               ===========      ==========

                            See accompanying notes.

                        PARROTT MECHANICAL, INC. ET AL.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REPORTING ENTITY

     Parrott Mechanical, Inc. et al., including certain real property operations used by the company (the "Company"), operates in one industry segment and is primarily engaged in the installation and servicing of air conditioning and heating systems for commercial and residential customers in the states of Idaho, Washington and Oregon.

PRINCIPLES OF COMBINATION

     The combined financial statements include the accounts of Parrott Mechanical, Inc. and real property operations, which report on a calendar year end, used by Parrott Mechanical, Inc. The combined entities share common ownership interests. All intercompany transactions have been eliminated in combination.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The combined balance sheet as of June 30, 1997 and the related combined statements of income, stockholders' equity, and cash flows for the nine months then ended (interim financial statements) have been prepared by the Company's management and are unaudited. The interim financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the interim results.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the interim financial statements. The interim financial statements should be read in conjunction with the September 30, 1996 audited financial statements appearing herein. The results of the nine months ended June 30, 1997 may not be indicative of operating results for the full year.

RECOGNITION OF REVENUE

     Revenues on all of the Company's heating and air conditioning installation contracts for commercial buildings are recognized on the percentage-of-completion method in the ratio that total incurred costs bear to total estimated costs. Revenues on all of the Company's heating and air conditioning installation, service and maintenance contracts are recognized upon completion of the services, which is usually within one to two days.

     Earnings and estimated costs on contracts are reviewed throughout the terms of the contracts, and any required adjustments are reflected in the periods in which they first become known. When estimates indicate a probable loss on a contract, the full amount thereof is accrued in the period in which it is first determined. Most contracts are completed within 6 to 18 months.

     Trade accounts receivable includes billings and billed retainage on contracts. The Company classifies these amounts as current assets because all balances are expected to be collected in the current year. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the combined Company's customer base and their dispersions across may different industries and geographics.

     The asset, "cost and estimated earnings in excess of billings," represents revenue recognized in excess of amounts billed on in-progress contracts. The liability, "billings in excess of costs and estimated earnings," represents billings in excess of revenue recognized on in-progress contracts.

                        PARROTT MECHANICAL, INC. ET AL.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  Cash

     The carrying amounts reported in the balance sheet for cash approximate fair value.

  Accounts Receivable, Notes Receivable, Accounts Payable and Accrued
Liabilities

     The carrying amounts reported in the balance sheets for accounts receivable, notes receivable, accounts payable and accrued liabilities approximate fair value.

LONG-TERM DEBT

     Based upon the borrowing rates currently available to the Company, the carrying amount reported in the balance sheet for long-term debt approximates fair value.

CONCENTRATIONS OF CREDIT

     At September 30, 1996, the Company had approximately $121,000 on deposit with a bank in excess of FDIC Insurance limits.

INVENTORIES

     Inventories are stated at cost, which is not in excess of market. Cost is determined by the first-in, first-out (FIFO) method for all inventories.

PROPERTY, BUILDINGS AND EQUIPMENT

     Property, buildings and equipment are stated on the basis of cost. Depreciation and amortization are provided on the straight-line method and declining-balance methods over the following useful lives:

                                                              YEARS
                                                              -----
Buildings...................................................  31-39
Furniture and fixtures......................................    7
Machinery and equipment.....................................    7
Vehicles....................................................    5

     Depreciation expense totaled $443,773 for the year ended September 30, 1996.

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of" requires that companies consider whether indicators of impairment of long-lived assets held for use are present. If such indicators are present, companies determine whether the sum of the estimated undiscounted future cash flows attributable to such assets is less than their carrying amount, and if so, companies recognize an impairment loss based on the excess of the carrying amount of the assets over their fair value. Accordingly, management periodically evaluates the ongoing value of property, buildings and equipment and has determined that there were no indications of impairment as of September 30, 1996.

ACCRUED COMPENSATION

     Accrued compensation consists of salary, bonus, commission and vacation expenses payable to various employees.

                        PARROTT MECHANICAL, INC. ET AL.

WARRANTIES

     The Company provides its residential and commercial customers with a one year warranty on parts and labor from the date of installation of the heating and air conditioning unit. This warranty runs concurrent with the manufacturer's warranty on parts. The Company provides an accrual for future warranty costs based upon the relationship of prior years' sales to actual warranty costs. It is the Company's practice to classify the entire warranty accrual as a current liability.

DEFERRED REVENUE

     The Company pre-sells maintenance contracts in the form of energy service agreements ("ESA"). ESA revenue is recorded as deferred revenue and recognized as income when the service is performed.

     The Company requires advance customer deposits from certain residential customers before service is performed. The customer deposits are recorded as deferred revenue and recognized as income when the service is performed.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INTANGIBLE ASSETS

     Included in other assets are covenants not to compete, goodwill and prepaid loan fees. Covenants not to compete are amortized on the straight line basis over the term of the respective agreements. Goodwill is amortized on a straight line basis over 15 years. Prepaid loan fees are amortized on a straight line basis over the term of the respective note payable. Amortization expense totaled $70,743 for the year ended September 30, 1996.

INCOME TAXES

     The stockholders of the Company have elected under Subchapter S of the Internal Revenue Code to include the Company's income in their own income for federal income tax purposes. Accordingly, the Company is not subject to federal income taxes.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

     During the year ended September 30, 1996, amounts charged to bad debt expense and accounts written off, net of recoveries, totaled $127,535.

ADVERTISING COSTS

     The Company expenses advertising costs as incurred. During the year ended September 30, 1996, the Company expensed $157,540.

NEWLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income" ("Statement 130"). Statement 130 establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. Statement 130 is effective for interim and annual periods beginning after December 15, 1997. Comprehensive income encompasses all changes in shareholders' equity (except those arising from transactions from owners) and includes net income, net unrealized capital gains or

                        PARROTT MECHANICAL, INC. ET AL.

losses on available for sale securities and foreign currency translation adjustments. Management of the Company does not expect the adoption of Statement 130 to have a material impact on the Company's financial statements.

2. CONTRACTS IN PROCESS

     Information relative to contracts in process is as follows:

                                                              SEPTEMBER 30,
                                                                  1996
                                                              -------------
Contracts on the percentage-of-completion method:
  Expenditures on uncompleted contacts......................   $ 3,099,744
  Estimated earnings........................................     1,241,912
                                                               -----------
                                                                 4,341,656
  Less applicable billings..................................    (4,165,921)
                                                               -----------
                                                               $   175,735
                                                               ===========
Included in the accompanying balance sheet under the
  following captions:
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................   $   629,827
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................      (454,092)
                                                               -----------
                                                               $   175,735
                                                               ===========

     Progress billings on contracts bear a relation to costs incurred, but are not indicative of the ultimate profit or loss on a contract.

3. NOTES RECEIVABLE

     Note receivable of $182,431 is from a company whose owners are related parties. The note, which bears interest at 9.0%, is due in monthly installments with all unpaid principal due and payable as a balloon payment on July 1, 2009.

4. DEBT

     Debt consists of:

                                                              SEPTEMBER 30,
                                                                  1996
                                                              -------------
Line of credit..............................................   $1,462,594
Mortgage notes payable......................................    1,149,474
Term loans payable..........................................    3,112,563
                                                               ----------
                                                                5,724,631
Less current portion........................................   (1,912,595)
                                                               ----------
                                                               $3,812,036
                                                               ==========

     During 1996, the Company refinanced a $2,500,000 line of credit agreement with a financial institution to a total borrowing limit of $1,500,000. The line of credit bears interest at a variable rate of the lender's prime rate of interest plus 1.75% (9.875% at September 30, 1996). The line of credit is secured by the Company's accounts receivable and inventory. The Company is required to apply all cash collections on accounts receivable to pay principal amounts outstanding.

     The Company has various mortgage notes payable to various lenders which are secured by real estate. These loans require monthly installments of $633 to $4,000, including principal and interest at various fixed rates ranging from 7.8% to 9.4% and one variable interest loan at the lender's prime rate of interest plus 2.0% (10.5% at September 30, 1996) and are due through November 2010.

                        PARROTT MECHANICAL, INC. ET AL.

     The Company has various term loans payable to various lenders which are secured by inventory, vehicles and equipment. These loans bear interest at various fixed rates ranging from 9.0% to 12.0% per annum and two variable interest loans at the lender's prime rate of interest plus 1.5% (9.5% at September 30, 1996). These loans require monthly payments ranging from $436 to $21,500 and are due through September 2014.

     As of September 30, 1996, the aggregate amounts of annual principal maturities of long-term debt are as follows:

1997........................................................  $1,912,595
1998........................................................     489,720
1999........................................................     519,069
2000........................................................     555,025
2001........................................................     350,477
Thereafter..................................................   1,897,745
                                                              ----------
                                                              $5,724,631
                                                              ==========

5. LEASES

     Total rental expense for all operating leases was $20,400 for the year ended September 30, 1996. The Company leases certain office and warehouse facilities under terms of noncancelable operating lease agreements which expire March 1997. Minimum rental commitments at September 30, 1996 under operating leases are as follows were $2,400.

6. EMPLOYEE BENEFIT PLANS

     The Company has a defined-contribution employee benefit plan incorporating provisions of Section 401(k) of the Internal Revenue Code and the Davis-Bacon Act. All employees over age 18 who have been employed by the Company for at least three months, and who are not covered by a collective bargaining agreement are eligible to participate in the plan. Under the plan's provisions, a plan member may make contributions, on a tax deferred basis, limited to a maximum of 10% of the employee's total wages. Any prevailing wages earned are not included in the contribution calculation. No matching contributions are made by the Company.

     Effective January 1, 1997, the current plan was terminated and a new 401(k) profit sharing plan was established. Substantially all assets were carried over to the new plan.

     In addition, the Company has a defined contribution retirement plan and trust incorporating provisions of the Davis-Bacon Act. Substantially all employees of the Company who render services under contracts subject to the Davis-Bacon Act or any other federal, state, or municipal Prevailing Wage law are eligible to participate in the plan. The Company makes contributions on behalf of participants based on the statutory hourly rate designated for that participant's employment classification for the project for which the work was performed. Participant contributions are not allowed. The Company's contribution totaled $48,000 for 1996.

     Effective January 1, 1997, the current plan was terminated and a new defined contribution plan was established at that date. Substantially all assets were carried over to the new plan.

7. COMMITMENTS AND CONTINGENT LIABILITIES

     The Company is a party to a number of legal proceedings arising in the ordinary course of business. In the opinion of management, the resolution of these proceedings will not have a material adverse effect on the combined financial position or results of operations of the Company.

     The Company maintains general liability insurance coverage and umbrella policies to insure itself against any liabilities occurring in the normal course of business. The Company believes that its insurance coverage is adequate.

                        PARROTT MECHANICAL, INC. ET AL.

8. PRO FORMA INCOME TAX INFORMATION (UNAUDITED)

     The Company operates under Subchapter S of the Internal Revenue Code and is not subject to corporate federal income tax. In connection with the combination with Service Experts, Inc., the Subchapter S election will be terminated. As a result, the Company will be subject to corporate income taxes subsequent to the termination of S corporation status. The Company had net operating income for income tax purposes of $206,167 for the year ended September 30, 1996. Had the Company filed federal and state income tax returns as a regular corporation for the year ended September 30, 1996, income tax expense under the provisions of SFAS Statement No. 109 would have been $80,982.

     At the date of termination of S corporation status, the Company will be required to provide deferred taxes for cumulative temporary differences between financial reporting and tax reporting basis of assets and liabilities. Such deferred taxes will be based on the cumulative temporary differences at the date of termination of S corporation status. The effect of recognizing the deferred taxes will be included in the provision for income taxes. If the termination of S corporation status had occurred at June 30, 1997, the deferred tax asset would have been approximately $216,809.

9. SUBSEQUENT EVENTS

     Subsequent to year-end, the Company underwent a state sales tax audit related to the three years ended September 30, 1996. In the opinion of management, adequate provision has been made in the combined financial statements for any possible loss as a result of this audit.

     Effective September 30, 1997, the Company entered into an Agreement and Plan of Reorganization with Service Experts, Inc. ("Service Experts") to exchange all of the Company's common stock for Common Stock of Service Experts. In accordance with the agreement, the Company became a wholly-owned subsidiary of Service Experts on September 30, 1997. In addition, the stockholders of the Company transferred to a wholly-owned subsidiary of Service Experts certain real property utilized in the business of the Company in exchange for shares of Common Stock of Service Experts.

     In connection with the business combination of the Company with Service Experts, Service Experts paid all notes payable outstanding. In connection with the payoff of the outstanding notes payable, Service Experts was required to pay approximately $28,000 in prepayment penalties.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          SERVICE EXPERTS, INC.


                                          By:  /s/ Anthony M. Schofield
                                              ----------------------------------
                                              Anthony M. Schofield
                                              Chief Financial Officer, Secretary
                                              and Treasurer


Date:  January 8, 1998

                                 EXHIBIT INDEX



EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBITS
-------                          -----------------------
11                               Computation of Earnings Per Share

12                               Computation of Ratio of Earnings
                                 to Fixed Charges

23                               Consent of Ernst & Young LLP

27.1 Restated Financial Data Schedule (for SEC use only) - year ended December 31, 1996

27.2 Restated Financial Data Schedule (for SEC use only) - nine months ended September 30, 1996